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                                                                Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Experts" and "Summary Historical Financial Information" and to the incorporation by reference in the Proxy Statement of Transamerica Corporation, that is made a part of the Registration Statement (Form F-4) and Prospectus of AEGON N.V. for the registration of its common shares to be issued for the acquisition of Transamerica Corporation, of our report dated March 3, 1999, with respect to the consolidated financial statements and schedules of AEGON N.V. included in its Annual Report (Form 20-F) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

The Hague, June 16, 1999


/s/ Ernst & Young
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Ernst & Young Accountants